Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2019 Financial Results

LEAWOOD, KANSAS, USA - February 11, 2020 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2019 financial results.

Euronet reports the following consolidated results for the fourth quarter 2019 compared with the same period of 2018:

•	Revenues of $693.7 million, a 7% increase from $649.4 million (9% increase on a constant currency(1) basis).

•	Operating income of $107.2 million, a 51% increase from $71.2 million (54% increase on a constant currency basis).

•	Adjusted operating income(2) of $107.2 million, a 26% increase from $84.8 million (29% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $142.2 million, a 22% increase from $116.3 million (25% increase on a constant currency basis).

•	Net income attributable to Euronet of $106.5 million or $1.91 diluted earnings per share, compared with net income of $60.0 million or $1.10 diluted earnings per share.

•	Adjusted earnings per share(4) of $1.63, a 19% increase from $1.37.

•	Transactions of 1.28 billion, a 19% increase from 1.08 billion.

Euronet reports the following consolidated results for the full year 2019 compared with the same period of 2018:

•	Revenues of $2,750 million, an 8% increase from $2,537 million (13% increase on a constant currency basis).

•	Operating income of $475.2 million, a 33% increase from $358.0 million (39% increase on a constant currency basis).

•	Adjusted operating income of $473.9 million, a 28% increase from $371.6 million (34% increase on a constant currency basis).

•	Adjusted EBITDA of $607.1 million, a 23% increase from $494.4 million (29% increase on a constant currency basis).

•	Net income attributable to Euronet of $346.8 million or $6.32 diluted earnings per share, compared with net income of $232.8 million or $4.26 diluted earnings per share.

•	Adjusted earnings per share of $7.01, a 27% increase from $5.53.

•	Transactions of 4.71 billion, an 18% increase from 3.98 billion.

"We delivered record fourth quarter adjusted EPS of $1.63, a 19% year-over-year increase and the seventh consecutive quarter we have delivered double-digit adjusted EPS growth," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "This strong result was made possible by revenue contributions from all three segments, together with a couple cent benefit from income tax. EFT delivered strong double-digit growth across all metrics driven by their continued investment in ATM and product expansion together with the global expansion of DCC. epay's double-

digit operating income growth was the result of the continued expansion of digital media products. Money transfer continued to benefit from exceptional physical and digital international remittance growth."

"For the full year, we delivered adjusted EPS growth of $7.01, a 27% year-over-year increase and our seventh consecutive year of double-digit growth in adjusted EPS," continued Mr. Brown. "All three segments contributed to this growth through continued focus on network and product expansion. As we enter 2020, we are excited about our leading-edge technology which is paving the way for some groundbreaking new products and services within each of our three segments."

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results

The EFT Processing Segment reports the following results for the fourth quarter 2019 compared with the same period or date in 2018:

•	Revenues of $194.9 million, a 21% increase from $161.3 million (23% increase on a constant currency basis).

•	Operating income of $52.5 million, a 134% increase from $22.4 million (139% increase on a constant currency basis).

•	Adjusted operating income of $52.5 million, an 81% increase from $29.0 million (85% increase on a constant currency basis).

•	Adjusted EBITDA of $71.9 million, a 55% increase from $46.4 million (58% increase on a constant currency basis).

•	Transactions of 809 million, a 14% increase from 711 million.

•	Operated 46,070 ATMs as of December 31, 2019, a 14% increase from 40,354.

The EFT Processing Segment reports the following results for the full year 2019 compared with the same period or date in 2018:

•	Revenues of $888.7 million, an 18% increase from $753.6 million (24% increase on a constant currency basis).

•	Operating income of $296.7 million, a 50% increase from $197.2 million (58% increase on a constant currency basis).

•	Adjusted operating income of $295.4 million, a 45% increase from $203.8 million (53% increase on a constant currency basis).

•	Adjusted EBITDA of $367.2 million, a 36% increase from $270.5 million (43% increase on a constant currency basis).

•	Transactions of 3.05 billion, a 12% increase from 2.72 billion.

Fourth quarter double-digit constant currency revenue, adjusted operating income and adjusted EBITDA growth was largely the result of a 14% year-over-year increase in active ATMs and transactions, the expansion of DCC on worldwide ATM cash withdrawals and a one-time VAT benefit of approximately $8 million. The increase in transactions was primarily from growth in Europe and Asia - including an increase in traditional cash withdrawals as well as the number of value-added transactions, such as DCC, domestic and international surcharge, and foreign currency dispensing transactions - on both ATMs and point-of-sale terminals.

Similar to prior years, the EFT segment added more than 900 high-value ATMs in the fourth quarter - across both Europe and Asia - which positions the EFT segment for a continuation of strong revenue growth, but these ATMs also contribute to higher operating costs in the seasonally weaker first quarter. Moreover, in the fourth quarter, the Company acquired 1,795 outsourcing ATMs, which are not expected to be dilutive to adjusted EPS in 2020.

Full year ATM growth is the result of nearly 6,000 new high-value ATM deployments in Europe and Asia, including approximately 1,800 outsourced ATMs in Asia and 1,795 acquired ATMs, partially offset by de-installation of approximately 1,200 unprofitable ATMs at YourCash and approximately 1,000 more seasonally de-activated machines than the prior year.

Full year 2019 revenue, adjusted operating income and adjusted EBITDA growth was primarily the result of ATM network and transaction expansion as well as the expansion of DCC to worldwide ATM cash withdrawals.

Full year 2019 adjusted operating income, adjusted EBITDA and adjusted EPS were reduced by a $1.3 million post-acquisition adjustment. Fourth quarter and full year 2018 operating income includes a $6.6 million post-acquisition charge which has been excluded from adjusted operating income, adjusted EBITDA and adjusted EPS.

The epay Segment reports the following results for the fourth quarter 2019 compared with the same period or date in 2018:

•	Revenues of $218.0 million, a 1% increase from $215.0 million (4% increase on a constant currency basis).

•	Operating income of $33.6 million, a 15% increase from $29.3 million (17% increase on a constant currency basis).

•	Adjusted EBITDA of $35.3 million, a 15% increase from $30.7 million (18% increase on a constant currency basis).

•	Transactions of 437 million, a 27% increase from 344 million.

•	Point-of-sale ("POS") terminals of approximately 728,000 as of December 31, 2019, a 2% increase from approximately 711,000.

•	Retailer locations of approximately 339,000 as of December 31, 2019, a 1% increase from approximately 336,000.

The epay Segment reports the following results for the full year 2019 compared with the same period or date in 2018:

•	Revenues of $769.4 million, a 3% increase from $743.7 million (8% increase on a constant currency basis).

•	Operating income of $89.3 million, a 13% increase from $78.9 million (19% increase on a constant currency basis).

•	Adjusted EBITDA of $96.2 million, a 12% increase from $86.0 million (17% increase on a constant currency basis).

•	Transactions of 1.54 billion, a 34% increase from 1.15 billion.

Fourth quarter and full year epay constant currency revenue, operating income and adjusted EBITDA growth was primarily from continued digital media growth.

Transaction growth was the result of increases across Europe and strong contributions from India, which included a large volume of low-margin mobile top-up transactions.

The Money Transfer Segment reports the following results for the fourth quarter 2019 compared with the same period or date in 2018:

•	Revenues of $281.9 million, a 3% increase from $274.1 million (4% increase on a constant currency basis).

•	Operating income of $33.0 million, a 13% increase from $29.3 million (15% increase on a constant currency basis).

•	Adjusted operating income of $33.0 million, a 9% decrease from $36.3 million (7% decrease on a constant currency basis).

•	Adjusted EBITDA of $41.3 million, a 7% decrease from $44.6 million (5% decrease on a constant currency basis).

•	Total transactions of 29.7 million, a 4% increase from 28.5 million.

•	Network locations of approximately 397,000 as of December 31, 2019, an 8% increase from approximately 369,000.

The Money Transfer Segment reports the following results for the full year 2019 compared with the same period or date in 2018:

•	Revenues of $1,096 million, a 5% increase from $1,043 million (8% increase on a constant currency basis).

•	Operating income of $134.6 million, a 10% increase from $122.8 million (13% increase on a constant currency basis).

•	Adjusted operating income of $134.6 million, a 4% increase from $129.8 million (7% increase on a constant currency basis).

•	Adjusted EBITDA of $167.2 million, a 3% increase from $161.9 million (7% increase on a constant currency basis).

•	Total transactions of 114.5 million, a 6% increase from 107.6 million.

Fourth quarter 2019 revenue growth was driven by strong double-digit contributions from U.S. outbound and international originated remittances. Limited growth from the xe business stemming from economic uncertainties in the U.K. and the previously announced softness in the intra-U.S. transfer business partially offset revenue growth and resulted in adjusted operating income and adjusted EBITDA declines for the fourth quarter.

For the full year 2019, revenue, adjusted operating income and adjusted EBITDA growth was largely from the strong double-digit expansion in U.S. outbound and international originated remittances, partially offset by limited growth in xe and softness in the intra-U.S. transfer business.

Fourth quarter and full year 2018 operating income included a $7.0 million impairment charge on intangible assets related to the HiFX brand name resulting from the Company's decision to unify the branding of its international payments business under the xe brand; this $7.0 million impairment charge on intangible assets was excluded from adjusted operating income, adjusted EBITDA and adjusted EPS.

Fourth quarter 2019 money transfers grew 4% and non-transfer transactions, such as currency exchange and check cashing, grew 4%, resulting in total transaction growth of 4%.

Full year 2019 money transfers grew 7% and non-money transfers grew 4%, resulting in total transaction growth of 6%.

Corporate and Other reports $11.9 million of expense for the fourth quarter 2019 compared with $9.8 million for the fourth quarter 2018. For the full year 2019, Corporate and Other reports $45.4 million of expense compared with $40.9 million for the full year 2018. Increased corporate expense for both the fourth quarter and full year is largely due to higher short-term and long-term incentive compensation based on Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $786.1 million as of December 31, 2019, compared to $817.7 million as of September 30, 2019. The decrease in cash resulted from share repurchases and capital expenditures, including the 1,795 ATMs acquired in the fourth quarter, partially offset by cash generated from operations.

Total indebtedness was $1.11 billion as of December 31, 2019, compared to $1.10 billion as of September 30, 2019.

The Consolidated Balance Sheet for December 31, 2019, has been updated to include three new balance sheet captions entitled ATM cash, Settlement assets and Settlement obligations in order to align settlement assets with settlement obligations, including the related cash component of ATM and settlement cash. ATM cash represents the cash within the ATM network. Settlement assets represents funds received or to be received from agents for unsettled money transfers due from merchants or unsettled prepaid transactions. Settlement obligations consist of unpaid money transfers, payables to agents and content providers. Unrestricted cash now represents the cash available from operations. Prior quarter and year amounts have been updated to conform to the current year presentation.

Effective January 1, 2019, the Company adopted Accounting Standards Codification No. 842 ("ASC 842") to record operating leases on its consolidated balance sheet. As of December 31, 2019, the Company reported $377.5 million in net Right of Use Lease Assets with a similar amount recorded in Operating Lease Liabilities, both current and long-term. The adoption had no impact on the consolidated statement of operations.

Guidance
The Company currently expects adjusted earnings per share for the first quarter 2020, assuming foreign currency exchange rates and share price remain stable through the end of the quarter, to be approximately $0.95.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding post-acquisition adjustments and impairment charges.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation, post-acquisition adjustments, impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense (benefit), h) post acquisition adjustments, i) impairment charges and j) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 11, 2020, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 46,070 ATMs, approximately 330,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 728,000 POS terminals at approximately 339,000 retailer locations in 53 countries; and a global money transfer network of approximately 397,000 locations serving 160 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 170 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Revised Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including DCC transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; impacts from the Wuhan novel coronavirus; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(unaudited in millions)

	As of	As of
	December 31,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$786.1	$385.0
ATM cash	665.6	395.4
Restricted cash	34.3	31.2
Settlement assets	1,013.1	915.5
Trade accounts receivable, net	201.9	202.5
Prepaid expenses and other current assets	217.7	158.0

Total current assets	2,918.7	2,087.6

Property and equipment, net	360.0	291.9
Right of use lease asset, net	377.5	—
Goodwill and acquired intangible assets, net	885.7	818.7
Other assets, net	115.8	123.0

Total assets	$4,657.7	$3,321.2

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,013.1	$915.5
Accounts payable and other current liabilities	481.5	419.4
Current portion of operating lease liabilities	127.4	—
Short-term debt obligations	12.0	43.5

Total current liabilities	1,634.0	1,378.4

Debt obligations, net of current portion	1,090.9	589.8
Operating lease liabilities, net of current portion	242.0	—
Capital lease obligations, net of current portion	8.1	8.2
Deferred income taxes	56.1	57.1
Other long-term liabilities	47.2	54.8

Total liabilities	3,078.3	2,088.3

Equity	1,579.4	1,232.9

Total liabilities and equity	$4,657.7	$3,321.2

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenues	$2,750.1	$2,536.6	$693.7	$649.4

Operating expenses:
Direct operating costs	1,556.5	1,488.3	403.8	395.3
Salaries and benefits	394.8	360.4	102.1	89.9
Selling, general and administrative	211.9	216.8	51.1	58.7
Impairment of acquired intangible assets	—	7.0	—	7.0
Depreciation and amortization	111.7	106.1	29.5	27.3
Total operating expenses	2,274.9	2,178.6	586.5	578.2
Operating income	475.2	358.0	107.2	71.2

Other income (expense):
Interest income	1.9	1.3	0.5	0.3
Interest expense	(36.1)	(37.7)	(8.8)	(8.6)
Loss from unconsolidated affiliates	—	(0.1)	—	—
Loss on early retirement of debt	(9.8)	—	—	—
Foreign currency exchange gain (loss)	2.7	(26.7)	10.6	(5.2)
Total other (expense) income, net	(41.3)	(63.2)	2.3	(13.5)
Income before income taxes	433.9	294.8	109.5	57.7

Income tax (expense) benefit	(87.2)	(62.8)	(2.9)	2.2

Net income	346.7	232.0	106.6	59.9
Net loss (income) attributable to noncontrolling interests	0.1	0.8	(0.1)	0.1
Net income attributable to Euronet Worldwide, Inc.	$346.8	$232.8	$106.5	$60.0

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$6.32	$4.26	$1.91	$1.10

Diluted weighted average shares outstanding	54,913,887	54,627,747	55,783,838	54,665,240

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$106.6

Add: Income tax expense					2.9
Less: Total other income, net					(2.3)

Operating income (expense)	$52.5	$33.6	$33.0	$(11.9)	$107.2

Add: Depreciation and amortization	19.4	1.7	8.3	0.1	29.5
Add: Share-based compensation	—	—	—	5.5	5.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$71.9	$35.3	$41.3	$(6.3)	$142.2

	Three months ended December 31, 2018

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$59.9

Less: Income tax benefit					(2.2)
Add: Total other expense, net					13.5

Operating income (expense)	$22.4	$29.3	$29.3	$(9.8)	$71.2
Add: Impairment charges	—	—	7.0	—	7.0
Add: Post-acquisition charge	6.6	—	—	—	6.6
Adjusted operating income (expense) (1)	29.0	29.3	36.3	(9.8)	84.8

Add: Depreciation and amortization	17.4	1.4	8.3	0.2	27.3
Add: Share-based compensation	—	—	—	4.2	4.2

Earnings (expense) before interest, taxes, depreciation, amortization, post-acquisition and impairment charges and share-based compensation (Adjusted EBITDA) (1)	$46.4	$30.7	$44.6	$(5.4)	$116.3

(1) Adjusted operating income and EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$346.7

Add: Income tax expense					87.2
Add: Total other expense, net					41.3

Operating income (expense)	$296.7	$89.3	$134.6	$(45.4)	$475.2

Less: Post-acquisition adjustment	(1.3)	—	—	—	(1.3)
Adjusted operating income (expense)(1)	295.4	89.3	134.6	(45.4)	473.9

Add: Depreciation and amortization	71.8	6.9	32.6	0.4	111.7
Add: Share-based compensation	—	—	—	21.5	21.5

Earnings (expense) before interest, taxes, depreciation, amortization, post-acquisition adjustment and share-based compensation (Adjusted EBITDA) (1)	$367.2	$96.2	$167.2	$(23.5)	$607.1

	Twelve months ended December 31, 2018

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$232.0

Add: Income tax expense					62.8
Add: Total other expense, net					63.2

Operating income (expense)	$197.2	$78.9	$122.8	$(40.9)	$358.0
Add: Impairment charges	—	—	7.0	—	7.0
Add: Post-acquisition charge	6.6	—	—	—	6.6
Adjusted operating income (expense) (1)	203.8	78.9	129.8	(40.9)	371.6

Add: Depreciation and amortization	66.7	7.1	32.1	0.2	106.1
Add: Share-based compensation	—	—	—	16.7	16.7

Earnings (expense) before interest, taxes, depreciation, amortization, post-acquisition and impairment charges and share-based compensation (Adjusted EBITDA) (1)	$270.5	$86.0	$161.9	$(24.0)	$494.4

(1) Adjusted operating income and EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income attributable to Euronet Worldwide, Inc.	$346.8	$232.8	$106.5	$60.0

Foreign currency exchange (gain) loss	(2.7)	26.7	(10.6)	5.2
Intangible asset amortization(1)	20.4	22.6	5.1	5.4
Share-based compensation(2)	21.5	16.7	5.5	4.2
Post-acquisition adjustment	(1.3)	6.6	—	6.6
Impairment of acquired intangible assets	—	7.0	—	7.0
Non-cash interest accretion(3)	16.2	11.5	3.7	2.9
Income tax effect of above adjustments(4)	(4.9)	(11.8)	2.5	(2.8)
Loss on early retirement of debt	9.8	—	—	—
U.S. tax reform impact(5)	(25.7)	(12.3)	(25.7)	(12.3)
Non-cash GAAP tax expense (benefit)(6)	12.9	3.5	4.4	(1.1)

Adjusted earnings(7)	$393.0	$303.3	$91.4	$75.1

Adjusted earnings per share - diluted(7)	$7.01	$5.53	$1.63	$1.37

Diluted weighted average shares outstanding (GAAP)	54,913,887	54,627,747	55,783,838	54,665,240

Effect of conversion of convertible debentures(8)	933,090	—	—	—
Effect of unrecognized share-based compensation on diluted shares outstanding	243,177	258,149	244,355	250,277
Adjusted diluted weighted average shares outstanding	56,090,154	54,885,896	56,028,193	54,915,517

(1) Intangible asset amortization of $5.1 million and $5.4 million are included in depreciation and amortization expense of $29.5 million and $27.3 million for the three months ended December 31, 2019 and December 31, 2018, respectively, in the consolidated statements of income. Intangible asset amortization of $20.4 million and $22.6 million are included in depreciation and amortization expense of $111.7 million and $106.1 million for the twelve months ended December 31, 2019 and December 31, 2018, respectively, in the consolidated statements of income.

(2) Share-based compensation of $5.5 million and $4.2 million are included in salaries and benefits expense of $102.1 million and $89.9 million for the three months ended December 31, 2019 and December 31, 2018, respectively, in the consolidated statements of income. Share-based compensation expense of $21.5 million and $16.7 million are included in salaries and benefits expense of $394.8 million and $360.4 million for the twelve months ended December 31, 2019 and December 31, 2018, respectively, in the consolidated statements of income.

(3) Non-cash interest accretion of $3.7 million and $2.9 million are included in interest expense of $8.8 million and $8.6 million for the three months ended December 31, 2019 and December 31, 2018, respectively, in the consolidated statements of income. Non-cash interest accretion of $16.2 million and $11.5 million are included in interest expense of $36.1 million and $37.7 million for the twelve months ended December 31, 2019 and December 31, 2018, respectively, in the consolidated statements of income.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) In the fourth quarter of 2018, after adjusting the accounting for the tax effects of the U.S. tax reform, the net provisional tax expense was decreased in that period by $12.3 million. After additional regulatory guidance in the fourth quarter of 2019, the tax expense was reduced by $25.7 million after electing to claim U.S. tax credits for foreign taxes paid.

(6)Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(7) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.

(8) Adjusted to reflect the total number of shares issued in connection with the conversion of the 1.50% convertible notes during the second quarter 2019.